EXHIBIT 23.1

SHAWN R. PEREZ Attorney at Law Admitted in California, Hawaii, and Nevada
August 9, 2022

T-REX Acquisition Corp.

7301 Northwest 4th St, #102

Plantation, Florida 33317

Re: Consent of Attorney

The Law Office of Shawn R. Perez hereby consents to the use of the opinion letter dated this date concerning the legality of the authorization on the additional common shares and the new class of preferred shares.

Sincerely,

7121 West Craig Rd., Suite 113-38, Las Vegas, Nevada 89129 • (702) 485-3977 • (702) 442-7095 facsimile